Exhibit 99.1

News Release

Contact:	Zvi Eiref	FOR IMMEDIATE RELEASE
Chief Financial Officer
609/279-7666

CHURCH & DWIGHT ANNOUNCES

TENDER OFFER AND CONSENT SOLICITATION

PRINCETON, NJ, November 22, 2004 — Church & Dwight (NYSE:CHD) announced today that it has commenced a cash tender offer and consent solicitation for any and all of its outstanding 9 1/2% Senior Subordinated Notes due 2009 originally issued by Armkel, LLC and Armkel Finance, Inc. (the “Notes”) (CUSIP No. 042248 AC8).

The total consideration per $1,000 principal amount of the Notes validly tendered and not withdrawn pursuant to the tender offer prior to 5:00 p.m., New York City time, on the later of December 6, 2004 and the date the Company receives the consents necessary to effect the proposed amendments described below (the “Consent Payment Deadline”) will be equal to the present value on the initial payment date of $1047.50 (i.e., the redemption price for the Notes on August 15, 2005, which is the earliest redemption date for the Notes) plus the present value of the interest that would accrue from the initial payment date until the earliest redemption date, in each case determined based on a fixed spread of 75 basis points over the yield on the Price Determination Date of the 6.5% U.S. Treasury Note due August 15, 2005, plus accrued and unpaid interest from the last interest payment date to the initial payment date. The Price Determination Date will be 2:00 p.m., New York City time, on December 6, 2004 (unless the Company extends the tender offer for more than ten full business days, in which case a new price determination date will be set).

In connection with the tender offer, the Company is soliciting consents to certain proposed amendments to eliminate substantially all of the restrictive covenants in the indenture governing the Notes and certain other provisions. The Company is offering to make a consent payment of $30 per $1,000 principal amount of the Notes (which is included in the total consideration described above) to holders who validly tender their Notes and deliver their consents at or prior to the Consent Payment Deadline. Holders who tender their Notes after the Consent Payment Deadline will not receive the consent payment. Holders may not tender their Notes without delivering consents and may not deliver consents without tendering their Notes.

The tender offer is scheduled to expire at 5:00 p.m., New York City time, on December 21, 2004, unless extended or earlier terminated (the “Expiration Time”). Subject to the terms and conditions of the tender offer, payment for any notes tendered will be made promptly after the Expiration Time. Tendered Notes generally may not be withdrawn and consents may not be revoked after 5:00 p.m., New York City time, on December 6, 2004.

The Company intends to finance the tender offer with the proceeds from a private placement of senior subordinated notes in an aggregate principal amount of approximately $175 million pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), together with other available funds. These notes will not be registered under the Securities Act and may not be offered or sold in the U.S. absent registration or an applicable exemption from registration requirements.

The tender offer is subject to the satisfaction of certain conditions, including a financing condition, a requisite Noteholder consent condition, a senior credit facility lender consent condition and other conditions. The tender offer and consent solicitation are made solely upon the terms and conditions in the Offer to Purchase and Consent Solicitation Statement and related Consent and Letter of Transmittal, dated November 22, 2004, copies of which may be obtained from D.F. King & Co., Inc., the information agent for the tender offer, at (800) 487-4870 (U.S. toll free) and (212) 269-5550 (collect).

The Company has engaged J.P. Morgan Securities Inc. to act as the Dealer Manager in connection with the tender offer and solicitation agent in connection with the consent solicitation. Questions regarding the tender offer and consent solicitation may be directed to Lenny Carey at J.P. Morgan Securities Inc., at (212) 270-9769 (collect).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products, under the ARM & HAMMER brand name and other well-known trademarks.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements represent the intentions, plans, expectations and beliefs of Church & Dwight, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements. The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), increases in raw material, packaging and energy prices, the company’s ability to raise prices or reduce promotion spending, the company’s ability to implement cost reduction programs in response to commodity price increases, the financial condition of major customers, trade, competitive and consumer reactions to the Company’s products and other factors described in Church & Dwight’s quarterly and annual reports filed with the SEC.

# # #